MusclePharm Reports 2013 Fourth Quarter and Full Year Financial Results

2013 Fourth Quarter Revenue Increases 127% to $37.5 Million;
Full Year Revenue Grew 65% to $110.9 Million

Reaffirms Guidance of Approximately $150 Million in Annual Sales
With Earnings Per Diluted Share of $0.20 to $0.22 to Achieve First Year of Profitability

Conference Call Set For 11:00 a.m. Eastern Today

Denver, CO – March 31, 2014 – MusclePharm Corporation (OTCQB: MSLP), a leading international, award-winning sports nutrition company, today announced financial results for the fourth quarter and full year ended Dec. 31, 2013.

“MusclePharm is becoming a leading lifestyle brand in the sports nutrition market and our financial performance in 2013 is testament to the company’s ability to drive strong topline growth and connect with a growing consumer base,” said Brad Pyatt, MusclePharm’s chairman and chief executive officer. “We will continue to fuel MusclePharm’s momentum by focusing on executing our growth initiatives and carrying on the company’s commitment to deliver superior science-based products, while striving to enhance profitability.”

2013 Fourth-Quarter Results

The following comparison refers to results for the fourth quarter of 2013 versus the fourth quarter of 2012.

Net sales increased 127 percent to $37.5 million from $16.5 million last year. Net sales by distribution channel were as follows:

•	Specialty Market, comprised of brick-and-mortar sales and e-commerce, increased 65.8 percent to $18.0 million from $10.9 million last year;

•	International sales increased 102 percent to $11.3 million from $5.6 million last year; and,

•	FDM (Food, Drug, Mass), a new sales channel, was $8.1 million versus nil last year.

Gross profit was $9.7 million, compared with $4.1 million last year. As a percentage of net sales, gross profit was 26 percent, compared with 25 percent last year. Gross margin in the fourth quarter was impacted by the timing of rebate accruals. Excluding this impact, gross margins would have been approximately 30 percent.

Operating expenses as a percentage of net sales were 41.8 percent, compared with 40.3 percent last year.

Net loss for the 2013 fourth quarter was approximately $4.0 million, or $0.45 per share, compared with a net loss of approximately $3.0 million, or $1.12 per share, for the same period last year.

“Our strong fourth quarter results reflect the launch of new products and product extensions throughout the year and the traction they gained throughout our expanding distribution footprint,” Pyatt said. “We believe that MusclePharm’s brand awareness is rapidly increasing across multiple platforms that engage a diverse and growing audience.”

Recent Highlights

•	Signed exclusive agreement with USA Wrestling to be its exclusive official nutritional supplement provider;
•	Completed acquisition of substantially all of the assets of BioZone Pharmaceuticals and its subsidiaries, including assets associated with BioZone's QuSomes®, HyperSorb™ and EquaSome™ technologies, in addition to BioZone's Baker-Cummins line of products, and the name “BioZone”;
•	Announced Amino 1 recovery and hydration sports drink will be available at 150 Costco locations nationwide mid-January 2014;
•	Renewed multi-year agreement with Ultimate Fighting Championship®; and,
•	Repurchased 120,000 shares of common stock for an aggregate purchase price of approximately $934,000 as part of a $5.0 million stock repurchase plan approved by the Company’s Board of Directors on December 10, 2013.

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2013 Full-Year Results

The following comparison refers to results for the full year of 2013 versus the full year of 2012.

Net sales increased 65 percent to $110.9 million from $67.1 million last year. By segment, net sales were as follows:

•	Specialty Market, comprised of brick-and-mortar sales and e-commerce, increased 46 percent to $68.6 million, from $46.9 million last year;

•	International sales increased 69 percent to $34.1 million, from $20.2 million last year; and,

•	FDM (Food, Drug, Mass), a new sales channel, was $8.2 million versus nil last year.

Gross profit was $33.2 million or 30 percent of net sales, compared with $14.3 million or 21 percent of net sales. The year-over-year increase was due to improved supply chain optimization, operational infrastructure improvements, ERP and reporting systems integration, and key management hires.

Operating expenses were $47.5 million or 42.8 percent of net sales, compared with $23.1 million or 34.4 percent of revenue. The year-over-year increase was related to infrastructure improvements, new growth platforms and initiatives, company re-capitalization and staffing increases to establish a scalable organization.

Net loss was reduced to $17.7 million, or $2.46 per share, from a net loss of $19.0 million, or $13.00 per share, for the same period last year. Weighted average number of common shares outstanding for the period was 7.2 million, compared with 1.5 million last year.

At December 31, 2013, the company had approximately $5.4 million in cash and $2.5 million in restricted cash.

2014 Full Year Guidance

MusclePharm reiterates its 2014 full-year guidance calling for revenue of approximately $150 million, with gross margin in the range of 33 percent.

Diluted earnings per share are expected to be in the range of $0.20 - $0.22, based on a fully-diluted share count of approximately 13.5 million.

Guidance does not include the potential impact of share repurchases under the previously mentioned share repurchase plan.

“As MusclePharm’s momentum continues to build, we remain committed to improving operating efficiencies and increasing profitability to ultimately enhance shareholder value,” Pyatt said. “We are very excited about our prospects in 2014 and the opportunity to deliver exceptional products and heighten MusclePharm’s brand awareness around the world.”

2013 Fourth Quarter Conference Call Information

When:	Monday, March 31

Time:	11:00 a.m. Eastern

Phone:	1-877-407-9126 (domestic)

1-201-493-6751 (international)

A live Webcast will be available online on MusclePharm’s website at http://ir.musclepharmcorp.com, where it will be archived for one year.

About MusclePharm

MusclePharm® is a leading international, award-winning sports nutrition company offering vitamins and nutritional supplements which are available in more than 110 countries and available in 35,000+ retail outlets, including Bodybuilding.com, Costco, Dick's Sporting Goods, 24 Hour Fitness, Walgreens, Bally's, GNC, Vitamin Shoppe and Vitamin World. The company's brands are MusclePharm®, Arnold Schwarzenegger™ Series, and FitMiss®. The comprehensive lines of clinically-proven, safe and effective nutritional supplements are developed through a six-stage research process that utilizes the expertise of leading nutritional scientists, doctors and universities. For more information, visit www.musclepharmcorp.com. Follow the company at http://www.facebook.com/MusclePharm and www.Twitter.com/MusclePharm

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as "expects", "anticipates", "intends", "estimates", "plans", "potential", "possible", "probable", "believes", "seeks", "may", "will", "should", "could" or the negative of such terms or other similar expressions. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the Company's business. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, the Company's Quarter Reports on Form 10-Q and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC's website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof

MusclePharm Corporation

Condensed Financial Statements

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	(unaudited)		(audited)
	2013	2012	2013	2012
Net sales	$37,492,397	$16,491,469	$110,877,591	$67,055,215
Cost of goods sold	27,784,504	12,381,406	77,685,396	52,726,934
Gross profit	9,707,893	4,110,063	33,192,195	14,328,281
Operating expenses	15,669,164	6,643,427	47,488,657	23,064,092
Loss from operations	$(5,961,271)	$(2,533,364)	$(14,296,462)	$(8,735,811)

Earnings per share	$(0.45)	$(1.12)	$(2.46)	$(13.00)

	December 31, 2013	December 31, 2012
	(audited)	(audited)
Assets
Current assets	44,526,480	4,949,881
Property and equipment - net	2,613,584	1,356,364
Other assets	5,017,632	460,482
Total assets	$52,157,696	$6,766,727
Liabilities and Stockholders' Equity
Current liabilities	32,368,521	16,520,456
Long term liabilities	54,639	4,523
Total liabilities	32,423,160	16,524,979
Total stockholders' equity (deficit)	19,734,536	(9,758,252)
Total Liabilities and Stockholders' Equity	$52,157,696	$6,766,727

Contacts:

Matt Sheldon/Evan Pondel
PondelWilkinson Inc.

(310) 279-5980

investors@pondel.com

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